Exhibit 2.8

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1.	For the entity, its ID number and entity name are

ID number	20071247858
(Colorado Secretary of State ID number)

Entity name	DNA Brands Inc.

2.	The new entity name (if applicable) is ______________________________

3.	(If the following statement applies, adopt the statement by marking the box and include an attachment.)

✓ This document contains additional amendments or other information.

4.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are _____________________.

(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

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6. The true name and mailing address of the individual causing the document to be delivered for filing are

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

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UNANIMOUS WRITTEN CONSENT
OF
THE BOARD OF DIRECTORS OF
DNA BRANDS, INC.

The undersigned, being all of the directors of DNA BRANDS, INC., a Colorado corporation (the "Corporation"), acting by unanimous written consent without a meeting pursuant to C.R.S. 7-108-202, do hereby consent to the adoption of the following resolutions and direct that this Unanimous Written Consent be filed with the minutes of the proceedings of the Board of Directors of the Corporation:

WHEREAS, the Board of Directors and the Shareholders of the Corporation have authorized an increase of Common stock to Two Billion Nine hundred and ninety eight million shares (2,998,000,000), for the ongoing Registration A Filing of 2.5 Billion Share offering.

WHEREAS,

NOW THEREFORE LET IT BE:

RESOLVED, that the authorization for the previous stock splits as authorized by the Board and the Shareholders is hereby rescinded and that the resolutions herein shall supersede and replace such prior resolutions with regard to a common shares authorized increase

RESOLVED,

RESOLVED, that no fractional shares will be issued to those shareholders whose shareholdings following the reverse stock split will not be a whole number, such fractional shares to be rounded up to the nearest whole number, and that such reverse split shall have no effect not shall it result in a corresponding decrease in the number of shares of Common Stock which the Company has authority to issue pursuant to its Articles of Incorporation; and

RESOLVED, that the approval of the shareholders as may be required by Colorado statute be sought.

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RESOLVED, that the CEO (the "Authorized Officer" of the Corporation) be, and is hereby, authorized and empowered to do and perform or cause to be done and performed all such acts, deeds and things, and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name of the Corporation and to retain such counsel, agents and advisors and to incur and pay such expenses, fees and taxes as shall, in the opinion of the officers of the Corporation executing the same, be deemed necessary or advisable (such necessity or advisability to be conclusively evidenced by the execution thereof) to effectuate or carry out fully the purpose and interest of all of the foregoing resolutions; and that any and all such actions heretofore or hereafter taken by the Authorized Officer relating to and within the terms of these resolutions be, and they hereby are, adopted, affirmed, approved and ratified in all respects as the act and deed of the Corporation.

The undersigned directs that an executed copy of this Written Consent shall be filed with the minutes of the proceedings of the Board of Directors.

IN WITNESS WHEREOF, the undersigned director has duly executed this Written Consent as of 6th day of January 2020.

/s/ Adrian McKenzie-Patasar

Adrian McKenzie-Patasar

CEO/ Sole Director

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WRITTEN CONSENT OF THE SHAREHOLDERS

OF

DNA BRANDS, INC.

The undersigned, shareholder of DNA BRANDS, INC. (the "Corporation"), in accordance with Section 7-107-104 of the Colorado Business Corporation Act (the "BCA"), hereby adopts the following written consent.

WHEREAS, the person signing this consent is the holders of the majority of the shares entitled to vote at the Corporation's shareholder meetings and on the following resolutions; and

WHEREAS, the undersigned desires to take advantage of the provisions of Section 7-107-104 of the BCA, and executes this Written Consent in lieu of formally holding a shareholder meeting and agree that the adoption of the following resolutions shall be valid and have the same force and effect as though such resolution had been adopted at a formal shareholder meeting.

NOW THEREFORE LET IT BE:

RESOLVED, that the Corporation will increase the number of authorized common shares to Two Billion Nine hundred and ninety eight Million (2,998,000,000); shares of common stock authorized.

RESOLVED, that this written consent shall have the same force and effect as a formal shareholder meeting for all purposes.

The undersigned directs the Secretary of the Corporation to file an executed copy of this consent with the minutes of the proceedings of the shareholders.

IN WITNESS WHEREOF, the undersigned shareholder has duly executed this Written Consent as of this 6th day of January 2020

355,000 Series F Preferred*	/s/ Adrian McKenzie-Patasar
Preferred Shares Held	Adrian McKenzie-Patasar

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